Tactical Investment Series Trust 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 28, 2025, relating to the financial statements and financial highlights of TFA Tactical Income Fund, Tactical Growth Allocation Fund, TFA Quantitative Fund and TFA AlphaGen Growth Fund, each a series of Tactical Investment Series Trust, which are included in Form N-CSR for the year ended December 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Investment Advisory Services” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

April 29, 2025